                                                                   Exhibit 10.29

                              EMPLOYMENT AGREEMENT

        This agreement is made as of the 4th day of September 2004, between
Mirenco, Inc. of Radcliff, Iowa (hereinafter the "Employer") and Richard A.
Musal of Norwalk, Iowa (hereinafter "Employee").

        WHEREAS, the Board of Directors of the Employer considers it to be in the best interests of the Employer to enter into this agreement with the Employee, and this agreement has been approved by the Board of Directors of the Employer;

        NOW, THEREFORE, in consideration of the agreements set out below, the parties agree as follows:

        1. DEFINITIONS: Whenever used in this agreement these words and phrases shall have the following meanings:

           (a) "Business Day" when the principle office of Employer is open for the transaction of business.

           (b) "Date of Termination" the date the Employee ceases to be employed by Employer for whatever reason.

           (c) "GAAP" generally accepted accounting principles.

           (d) "Guaranteed Amount" During the first two years of this agreement it shall mean an amount equal to three times the then current base monthly salary payable to the Employee by the Employer, and after the first two years of the agreement, six times the then current monthly base salary payable to the Employee by the
               Employer.

        2. EMPLOYMENT:

           (a) Position. The Employer will employ the Employee as Chief
               Operating Officer (COO) and Chief Financial Officer (CFO) until the Employee's employment is terminated by lapse of this
               agreement or in accordance with the provisions of the agreement.

           (b) Term. This agreement shall be in effect for seven (7) years from the date of execution.

           (c) Reporting Relationship and Responsibilities. As COO and CFO, the
               Employee will report to the Employer's Chief Executive Officer
               (CEO) and will discharge such duties and responsibilities as are assigned to him from time-to-time by the CEO. Employee shall comply with all policies of Employer.

           (d) Service. During the term of his employment with the Employer, the
               Employee will devote his full-time attention and abilities to furthering the business of the Employer and will faithfully serve the Employer and use his best efforts to promote the interests of the Employer. The Employer agrees that the Employee will be free to hold equity interests in businesses, which do not compete with the business of the Employer. Employee has certain consulting contracts that Employer acknowledges that Employee can continue until Employee's base salary exceeds $180,000 per year.
               Permissible consulting engagements as referenced in this
               paragraph are listed on Schedule A attached hereto.

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        3. COMPENSATION.

           (a) Salary. The Employee will receive a base salary of $130,000 per year. This amount shall be paid in equal bi-weekly installments.
               The Employee's salary will be reviewed by the Employer's Board of
               Directors from time to time at the Board's discretion, but not later than the first anniversary of this agreement and annually thereafter. Any salary review will be done with a view to
               assessing the Employee's achievement of overall objectives established from time to time by the Board and will take into consideration market rates paid to COO's of comparable companies.

           (b) Expenses. The Employer will reimburse the Employee for all reasonable direct out-of-pocket expenses incurred in connection with the performance of his duties and responsibilities. Such requests for reimbursement will be made by the Employee in a timely manner and in conformance with all policies of the
               Employer.

           (c) Vacation. During the term of his employment, the Employee will receive four (4) weeks vacation each year. The Employee may carryover to the next year no more than one-half of the vacation available in any given year. Any vacation not used in excess of this amount will be forfeited by the Employee. Vacation maybe taken at anytime during the vacation year so long as it, as determined by the Board of Directors acting reasonably, does not materially interfere with the Employee's duties. The Employee may not use vacation in lieu of any notice required by this
               agreement. In the event this agreement lapses or is terminated, the Employee will be paid for one-half of all vacation available to him at the time of the lapse or termination.

           (d) Benefits. The Employee will be able to participate on equal terms in all insurance and other benefit plans, which the Employer offers to its senior executives, subject to any changes, which may occur to these plans from time to time.

           (e) Automobile. The Employer agrees to provide Employee an automobile to be used in the course of Employer's business and pay all related expenses.

           (f) Incentive Compensation. The Employee will be paid incentive compensation of 1% of the net revenues from operations of the
               Employer on a monthly basis as determined in accordance with GAAP from the Board approved financial statements of the Employer on a monthly basis. This amount will be payable within forty-five (45)
               days of the end of each month. If this agreement is not extended,
               Employee will receive a pro-rata portion of the incentive
               compensation for the fiscal year ending December 31, 2011. Any adjustments as a result of the annual audit will be deducted from future payments due Employee.

           (g) Stock Options. The Employee will receive 175,000 options to purchase common stock of the Employer at 125% of the closing stock price on the date of this agreement per share from the
               Employer's stock option plan for Employees.

        4. TERMINATION.

           (a) Voluntary Resignation. The Employee may terminate his employment with Employer at any time by giving sixty (60) days' written notice to the Board of Directors of the Employer. The Employee
               may not use vacation in lieu of the notice period.

           (b) Termination for Cause. The agreement shall terminate immediately for cause under the following circumstances:

                (i) in the event of the death or permanent disability of the
                    Employee. For the purposes of this agreement, permanent
                    disability means any physical, mental or emotional illness, disease or condition which in the opinion of a physician
                    chosen by the Employer renders the Employee incapable of

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                    adequately performing his usual duties for a period
                    exceeding ninety (90) days.

               (ii) the Employee dies.

              (iii) the Employee commits embezzlement, fraud, dishonesty or other acts of misconduct, or is guilty of conduct in
                    material violation of established ethics, regulations, law or policy.

               (iv) the Employee is charged with any crime.

                (v) the Employee is adjudicated as incompetent.

               (vi) Employer determines, based on action or threatened action, of any federal or state government agency or in the opinion of Employer's legal counsel that continuance of the
                    agreement would violate the provisions of any federal or
                    state law or regulation.

              (vii) there is a material breach by Employee of this agreement of one or more obligations imposed upon him under the
                    agreement.

           (c) Termination of Employment Without Cause. The Employer shall have the right to terminate the Employee's employment immediately at any time without cause under the following circumstances:

                (i) the Employer shall pay to the Employee an amount equal to the Guaranteed Amount within sixty (60) days of the date of termination. Such payment will be waived if the Company has equity of less than $500,000. Equity shall be defined as the total stockholders' accounts plus retained earnings and all preferred stock accounts according to GAAP.

               (ii) the Employee shall retain the right to exercise any stock options granted, to him under the Employer's stock option
                    plan and pursuant to this agreement for a period of
                    thirty-six (36) months after the expiration date of such
                    options or for the maximum amount as allowed by law
                    whichever is lesser.

              (iii) the Employee shall receive the prorated portion of the incentive compensation which would otherwise have been
                    payable to him under Section 3(f) in the year of the
                    termination of employment.

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               (iv) within thirty (30) days after the date of termination the
                    Employer shall pay to the Employee all outstanding and
                    accrued salary and one-half of vacation pay available as of the date of termination and the Employer shall reimburse the
                    Employee for all proper expenses incurred by the Employee
                    while employed in accordance with the provisions of this
                    agreement and the internal policies of the Employer.

                (v) the Employer agrees to make the payments set forth in this section regardless of whether the Employee has alternative employment.

        5. CONFIDENTIAL AND PROPRIETARY INFORMATION.

           (a)  Employee's Acknowledgements. The Employee acknowledges that:

                (i) the Employer and its subsidiaries have carried on and will hereinafter carry on the business of Combustion Management and Consulting.

               (ii) in the course of carrying out, performing, and fulfilling his responsibilities to the Employer, the Employee will
                    receive and have access to confidential and proprietary
                    information and trade secrets of the Employer and the
                    Employer's clients ("Confidential Information"), the
                    disclosure of which to competitors or the general public may be detrimental to the best interests of the Employer and its clients.

              (iii) in the course of performing his obligations to the
                    Employer, the Employee will be one of the principal
                    representatives of the Employer and as such will be
                    significantly responsible for maintaining or enhancing the goodwill of the Employer.

               (iv) the right to maintain the confidentiality of such
                    confidential information and the right to preserve the
                    goodwill of the Employer constitutes proprietary rights,
                    which the Employer is entitled to protect.

           (b) Non-Disclosure. The Employee agrees that at no point during his employment, or at any point thereafter, he will for any reason whatsoever disclose, unless required by law, directly or
               indirectly, any confidential information or use any confidential information for any purpose whatsoever other than for the benefit of the Employer. This does not apply to confidential information that has become public through no breach of this agreement on the
               Employee's part.

           (c) In the event Employee breaches or threatens to breach the agreement, Employer in addition to, and not in limitation of any of the rights, remedies, or damages available to Employer at law or inequity shall be entitled to a temporary and permanent injunction in order to prevent or restrain any such breach by
               Employee or Employee's partners, agents, representatives,
               employers, employees or any and other persons (natural or
               corporate) directly or indirectly acting with or for Employee.
               Employer shall also be entitled to recover from Employee all costs associated with enforcing any term of this agreement, including attorney fees.

6. NON-COMPETITION AND NON-SOLICITATION.

           (a) Non-Competition and Non-Solicitation. Employee agrees that during the period of his employment and for a period of thirty-six (36)
               months from the date of termination, whether such termination is voluntary or involuntary, the Employee will not either alone or in conjunction with any individual, firm, corporation,
               association or other entity, whether as principal agent,
               director, officer, employee, investor, consultant, or in any other capacity:

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                (i) carry on, be engaged in, concerned with, or interested in or advise, lend money to, guarantee the debts or obligations
                    of, or permit his name to be used or employed by any person or persons, firm, association, syndicate or corporation
                    engaged in or concerned with the business being carried by the Employer or its subsidiaries at the date of termination
                    (provided the foregoing shall not prevent the Employee from purchasing as a passive investor up to 2% of the outstanding publicly traded shares or other securities of any class of an issuer listed on a recognized stock exchange); or

               (ii) attempt, directly or indirectly, to solicit or approach any employee, customers, or suppliers of the Employee or any of its subsidiaries for purposes of competition.

              (iii) In this section "customer" shall mean any customer with which the Employer or its subsidiaries transacted business within a two (2) year period prior to the date of
                    termination, and "supplier" shall mean any supplier or its subsidiaries with which the Employer or its subsidiaries
                    have done business with in a period of two (2) years prior to the date of termination. The Employee agrees that this
                    section reflects separate covenants and each shall be
                    severable one from the other.

               (iv) In the event Employee breaches or threatens to breach the agreement, Employer in addition to, and not in limitation of any of the rights, remedies, or damages available to
                    Employer at law or inequity shall be entitled to a temporary and permanent injunction in order to prevent or restrain any such breach by Employee or Employee's partners, agents,
                    representatives, employers, employees or any and other
                    persons (natural or corporate) directly or indirectly acting with or for Employee. Employer shall also be entitled to
                    recover from Employee all costs associated with enforcing
                    any term of this agreement, including attorney fees.

        7. NOTICES: All notices, requests, consents and statements hereunder shall be deemed to have been properly given if mailed within the United States by certified U.S. Mail, postage prepaid, addressed as follows:

            Richard A. Musal                 Dwayne Fosseen
             151 Highway 28                  206 May Street
            Norwalk, IA 50211             Radcliffe, IA 50230

        All notices shall be deemed received three (3) business days after mailing in accordance with this section.

        8. CHOICE OF LAW: This agreement shall be deemed a contract made under the laws of the State of Iowa, and together with the rights and obligations of the parties hereunder shall be construed and enforced in accordance with and governed by the laws of such state. In addition to any other remedy available to the Employer, the Employee agrees that a breach of any of the provisions of this section shall be regarded as a fundamental breach of the Employee's obligations and shall entitle the Employer to refuse to perform or continue to perform obligations under the contract including payment of the Guaranteed Amount or
Incentive Compensation.

        9. ENFORCEABILITY: In the event any provision of this agreement is held invalid, illegal, or unenforceable, in whole or in part, the remaining provisions of the agreement shall not be affected thereby and shall continue to be valid and enforceable.

        10. TERMINATION OF PRIOR AGREEMENTS: Any previous agreements, written or oral, express or implied, between the Employee and Employer relating to the employment of the Employee by the Employer are terminated and cancelled. The
Employee and Employer release and forever discharge each other from all, causes of action, claims and demands, under any such prior agreement.

        11. ENTIRE AGREEMENT: This agreement constitutes the entire understanding between Employee and Employer and all negotiations and contracts between the parties, if any, have been merged into this agreement. The term of employment of
Employee and the provisions of the agreement may only be modified by the written consent of both Employer and Employee.

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        12. ARBITRATION: The parties agree that they will settle any claims, disputes or controversies arising out of or relating to Employee's application, candidacy for employment and employment with the Employer exclusively by final and binding arbitration before a neutral arbitrator. Such claims to be settled by arbitration include, but are not limited to, claims under federal, state and local statutory or common law including the Age Discrimination Employment Act,
Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of
1991, the Americans With Disabilities Act, and any laws of contract or the law of tort. The arbitrator shall be chosen from a panel available from the Local
Arbitration Association.

        13. LEGAL ADVICE: The parties agree and acknowledge that they are each responsible for obtaining their own tax and legal advice concerning this agreement. Neither party has assumed nor will assume any responsibility in advising the other party as to the legal or tax consequences of the agreement.

        14. COUNTERPARTS: This agreement maybe executed simultaneously in two or more counterparts all of which together shall constitute one in the same instrument.

        15. HEADINGS: The headings of paragraphs are solely for convenience of reference and if there is any conflict between such headings and the text of the agreement, the text shall control.

        16. AUTHORITY TO CONTRACT: Each party represents to the other that he/it has the authority to enter into this agreement through compliance with all necessary board approval and state law requirements where applicable.

        17. ASSIGNMENT: Nothing contained in this agreement shall be construed to permit the Employee to assign or delegate any rights or obligations hereunder and such assignment is expressly prohibited. The Employer may assign this agreement to a subsidiary, successor organization or any entity that controls, is controlled by, or is under common control with the Employer.

        18. CONFIDENTIALITY: Employee agrees to treat the terms of this agreement with Employer as confidential. Employee covenants not to reveal the terms or conditions of the agreement to third parties other than is necessary to conduct or prepare tax returns and other required reports or to comply with the law such as a valid court order or subpoena.

        19. TENDERING RESIGNATIONS. The Employee agrees that after termination of his employment, he will tender his resignation from any position he may hold as an officer or director of the Employer or its subsidiaries. Doing so will not reduce the obligations of the Employer described herein.

        20. DELIVERY OF RECORDS. Upon any termination of employment, the Employee shall, within ten (10) business days, deliver or cause to be delivered to the
Employer all books, documents, effects, monies, securities, or other property belonging to the Employer or its subsidiaries or for which the Employer or its subsidiaries are liable to others, which are in the possession, charge, control, or custody of the Employee.

        21. NO DEROGATION. Nothing herein derogates from any rights the Employee may have under applicable law except as set forth in this agreement. The parties agree that the rights, entitlements, and benefits set out in this agreement to be paid to the Employee are in full satisfaction of all rights of the Employee under any statute, law or legislation in any other jurisdiction, and any rights or entitlements the Employee may otherwise have as a result of the termination of his employment whether against the Employer or any of the Employer's subsidiaries.

        IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the 4th day of September, 2004.

                                          /s/ DwayneFosseen_
                                          Employer

                                          /s/ Richard A  Musal
                                          Employee

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                                    Exhibit A

                           Employee Consulting Clients

        1. Bernie Lowe and Associates and Affiliates

        2. Physical Therapy and Rehabilitation Specialists, Inc, and Affiliates

        3. Maid Rite Corporation

        4. PNLABS and Affiliates

        5. SunEnergy, Inc.

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